                                                                     EXHIBIT 4.1


                  CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                          OPTIONAL AND OTHER RIGHTS OF
                  SERIES B JUNIOR CONVERTIBLE PREFERRED STOCK
                                       OF
                                METROCALL, INC.

     Metrocall, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, at a meeting duly held on January 17, 1997, adopted the following resolution:

     WHEREAS, the Board of Directors of the Corporation is authorized by the Amended and Restated Certificate of Incorporation to issue up to 1,000,000 shares of preferred stock in one or more classes or series and, in connection with the creation of any class or series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the class or series and the qualifications, limitations or restrictions thereof; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms and provisions of a series of preferred stock and the number of shares constituting the series;

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex A attached to this resolution.

                                          --------------------------------------
                                          Shirley B. White
                                          Assistant Secretary

ATTEST:

------------------------------------------------------
Vincent D. Kelly
Chief Financial Officer
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                                                                         ANNEX A

                  SERIES B JUNIOR CONVERTIBLE PREFERRED STOCK

     The powers, designations, preferences and relative, participating, optional or other rights of the Series B Junior Convertible Preferred Stock of Metrocall, Inc. (the "Corporation") are as follows:

1. DESIGNATION AND AMOUNT.

     This series of preferred stock shall be designated as "Series B Junior Convertible Preferred Stock," and shall have $0.01 par value per share. The number of authorized shares constituting this series shall be 9,000 shares. Shares of the Series B Convertible Preferred Stock shall have a stated value of $10,000 per share (the "Stated Value"). The Corporation may issue fractional shares of Series B Junior Convertible Preferred Stock.

2. DIVIDENDS.

     (a) Right to Receive Dividends. Holders of the Series B Junior Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), to the extent permitted by the General Corporation Law of the State of Delaware, cumulative dividends at the rate, in the form, at the times and in the manner set forth in this Section 2. Such dividends shall accrue on any given share from the day of issuance of such share and shall accrue from day to day whether or not earned or declared.

     (b) Form of Dividend. Any dividend payment made with respect to the Series B Junior Convertible Preferred Stock may be made, at the sole discretion of the Board of Directors, in cash out of funds legally available for such purpose or by issuing the number of shares of Series B Junior Convertible Preferred Stock equal to the amount of the dividend divided by the Stated Value. Any such dividend payment may be made, in the sole discretion of the Board of Directors, partially in cash and partially in shares of Series B Junior Convertible Preferred Stock determined in accordance with the preceding formula; provided, that, in the event that any such dividend payment is made partially in cash and partially in shares of Series B Junior Convertible Preferred Stock, each holder of Series B Junior Convertible Preferred Stock shall receive a ratable amount of cash and Series B Junior Convertible Preferred Stock that is proportionate to the amount of Series B Junior Convertible Preferred Stock held by such holder on which such dividend is paid. All shares of Series B Junior Convertible Preferred Stock issued as a dividend shall be fully paid and nonassessable.

     (c) Dividend Rate. The dividend rate on the Series B Junior Convertible Preferred Stock shall be 14% of the Stated Value per share per annum; provided, that unless and until the holders of the common stock, $.01 par value of the Corporation (the "Common Stock") approve the conversion provisions of Section 5 below, the dividend rate will increase to 17% on July 1, 1997, 18% on October 1, 1997, 19% on January 1, 1998 and 20% on April 1, 1998, and will revert to 14% at such time as such stockholder approval is obtained.

     (d) Payment of Dividends. Dividends shall be payable in arrears, when and as declared by the Board of Directors, on May 15 and November 15 of each year (each such semiannual payment date a "Dividend Payment Date"), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday. Dividends shall accrue on each share of Series B Junior Convertible Preferred Stock from the date of issuance of such share, and, after payment of a dividend as required hereunder, from and after each Dividend Payment Date based on the number of days elapsed and a 365-day year. The dividend payable on the first Dividend Payment Date with respect to any share of Series B Junior Convertible Preferred Stock shall be the pro rata portion of the Dividend Rate based upon the number of days from and including the date of issuance, up to and including such first Dividend Payment Date and a 365-day year. Each dividend shall be paid to the holders of record of shares of the Series B Junior Convertible Preferred Stock as they appear on the books of the Corporation on such record date, not more than 45 days nor fewer than 10 days preceding the respective Dividend Payment Date, as shall be fixed by the Board of Directors.

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     (e) Dividend Preference.  Dividends on the Series B Junior Convertible
Preferred Stock shall be payable after dividends are paid on the Series A Convertible Preferred Stock, $.01 par value, of the Corporation (the "Series A Preferred Stock") and before any dividends or distributions or other payments shall be paid or set aside for payment upon the Common Stock, the variable common rights ("VCRs") issued pursuant to the Variable Common Rights Agreement dated November 15, 1996 between the Corporation and First Union National Bank of Virginia as Rights Agent, or any other stock ranking on liquidation or as to dividends or distributions junior to the Series B Junior Convertible Preferred Stock (any such stock or VCRs, together with the Common Stock, being referred to hereinafter as "Junior Stock"), other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. If at any time dividends on the outstanding Series B Junior Convertible Preferred Stock at the rate set forth herein shall not have been paid or declared and set apart for payment with respect to all preceding and current periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, before any dividend, distribution or payment shall be declared or paid upon or set apart for the shares of any class of Junior Stock, other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. The term "Redeemable Stock" shall mean any equity security that by its terms or otherwise is required to be redeemed for cash on or prior to the Final Redemption Date (as defined in Section 7) or is redeemable for cash at the option of the holder thereof at any time prior to the Final Redemption Date.

     If there shall be outstanding shares of any Parity Securities, no full dividends shall be declared or paid or set apart for payment on any such Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum or additional shares of Series B Junior Convertible Preferred Stock as permitted hereunder sufficient for the payment thereof set apart for such payment on the Series B Junior Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such dividends; provided that in no event shall any dividends be declared or paid in cash on Parity Securities unless dividends in cash of not less than a ratable amount are declared and paid on Series B Junior Convertible Preferred Stock. The term "Parity Securities" shall mean any class or series of capital stock which is entitled to share ratably with the Series B Junior Convertible Preferred Stock in the payment of dividends, including accumulations, if any, and, in the event that the amounts payable thereon on liquidation are not paid in full, are entitled to share ratably with the Series B Junior Convertible Preferred Stock in any distribution of assets; provided that Parity Securities shall not include any shares of Series B Junior Convertible Preferred Stock issued as dividends pursuant to this Section 2.

     If dividends on the Series B Junior Convertible Preferred Stock and on any other series of Parity Securities are in arrears, in making any dividend payment on account of such arrears, the Corporation shall make payments ratably (and ratably as to cash, in-kind or other payments) upon all outstanding shares of the Series B Junior Convertible Preferred Stock and shares of such other Parity Securities in proportion to the respective aggregate amounts of dividends in arrears on the Series B Junior Convertible Preferred Stock and on such other series of Parity Securities to the date of such dividend payment.

3. LIQUIDATION PREFERENCE.

     In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Series B Junior Convertible Preferred Stock at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Stock by reason of their ownership of such stock, but after payment to holders of the Series A Preferred Stock of any amounts to which they are entitled, an amount per share of Series B Junior Convertible Preferred Stock equal to the Stated Value plus any accrued and unpaid dividends to the date of liquidation. If the assets and funds legally available for distribution among the holders of Series B Junior Convertible Preferred Stock shall be insufficient to permit the payment to the holders of the full aforesaid preferential amount, then the assets and funds shall be distributed ratably among holders of Series B Junior Convertible Preferred Stock in proportion to the number of shares of Series B Junior Convertible Preferred Stock owned by each holder. If the assets and funds of the Corporation available for distribution to stockholders upon any bankruptcy, liquidation, dissolution or winding up of the affairs of the

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Corporation, whether voluntary or involuntary, shall be insufficient to permit the payment to holders of the full aforesaid preferential amount and there shall be any outstanding shares of Parity Securities, the holders of Series B Junior Convertible Preferred Stock and the holders of such other Parity Securities shall share ratably (and ratably as to cash or other distributions) in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

4. VOTING RIGHTS.

     The holders of the Series B Junior Convertible Preferred Stock shall have no voting rights except as set forth in the Corporation's Amended and Restated Certificate of Incorporation, as it may be amended or restated from time to time (the "Certificate of Incorporation") or as provided by applicable law, and except for the following:

     (a) Changes in Organizational Documents. So long as the Series B Junior Convertible Preferred Stock is outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series B Junior Convertible Preferred Stock, voting as a single class, amend, repeal, modify or supplement (i) any provision of the Certificate of Incorporation, the Fourth Amended and Restated Bylaws of the Corporation, as in effect on the date on which Series B Junior Convertible Preferred Stock is first issued by the Corporation (the "Initial Issuance Date"), or any successor bylaws, if such amendment, repeal, modification or supplement in any way adversely affects the powers, designations, preferences or other rights of the Series B Junior Convertible Preferred Stock, or (ii) this Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series B Junior Convertible Preferred Stock ("Certificate of Designation").

     (b) Limitation on Senior Securities. (i) So long as the Series B Junior Convertible Preferred Stock is outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series B Junior Convertible Preferred Stock, voting as a single class, incur or issue, or permit any subsidiary of the Corporation to incur or issue, any Senior Securities, except that the Corporation or a subsidiary may incur or issue Senior Securities if at the time of incurrence or issuance, the ratio of (A) Senior Securities outstanding on such date to (B) Pro Forma Consolidated Cash Flow for the most recently ended full fiscal quarter multiplied by four, determined on a pro forma basis as if any such Senior Securities had been incurred or issued and the proceeds thereof had been applied at the beginning of such fiscal quarter, would be less than 7.0 to 1.0. Notwithstanding the foregoing limitation, the Corporation may incur and, as applicable, may permit its Subsidiaries to incur, Refinancing Debt.

          (ii) For purposes of this Section,

             (A) "Senior Securities" shall mean (i) all Debt, and (ii) the shares of any classes or series of capital stock which are senior to the Series B Junior Convertible Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets other than by way of dividends or which are Redeemable Stock. For the purposes of determining any particular amount of Senior Securities described in clause (ii) of the definition of Senior Securities, said amount shall be the greater of the market value or the minimum amount payable by the Corporation or any of its subsidiaries upon the redemption, purchase, or the retirement of such Senior Securities. Notwithstanding any other provision hereof, "Senior Securities" shall not include Series A Preferred Stock.

             (B) "Pro Forma Consolidated Cash Flow" shall mean for any period the Corporation's Consolidated Cash Flow for such period calculated on a pro forma basis to give effect to any Asset Disposition or acquisition of assets not in the ordinary course of business (including acquisitions by merger, consolidation or purchase of capital stock) during such period or thereafter as if such Asset Disposition or acquisition had taken place on the first day of such period.

             (C) "Consolidated Cash Flow" shall mean for any period the Corporation's Consolidated Net Income for such period plus (i) the Corporation's Consolidated Interest Expense for such period plus (ii) the consolidated income tax expense of the Corporation and its consolidated subsidiaries for such period plus (iii) the consolidated depreciation and amortization expense included in the income

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

        statement of the Corporation and its consolidated subsidiaries for such period plus (iv) other non-cash charges reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period), minus (v) non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of and the depreciation and amortization and other non-cash charges of any of the Corporation's consolidated subsidiaries shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such subsidiary was included in calculating the Consolidated Net Income of the Corporation and only if and to the extent such subsidiary could have paid such amount at the date of determination as a dividend to the Corporation by such subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that subsidiary or its stockholders.

             (D) "Consolidated Net Income" shall mean for any period the net income (or loss) of the Corporation and its subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP"); provided that there shall be excluded therefrom (i) the net income (but not the loss) of any subsidiary which is subject to restrictions which prevent the payment of dividends and the making of distributions (by loans, advances, intercompany transfers or otherwise) to the Corporation except to the extent of the amount of dividends or other distributions actually paid to the Corporation by such subsidiary without violation of any such restrictions, (ii) the net income (or loss) of any Person that is not a consolidated subsidiary of the Corporation except to the extent of the amount of dividends or other distributions actually paid to the Corporation by such Person during any period, (iii) any gain or loss on any Asset Disposition by the Corporation or any of its subsidiaries and
        (iv) any extraordinary gain or loss.

             (E) "Consolidated Interest Expense" shall mean for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of the Corporation and its consolidated subsidiaries for such period determined in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments of fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, other than fees or charges related to the acquisition or termination thereof which are not allocable to interest expense in accordance with GAAP; and (iv) the interest component associated with capital lease obligations.

             (F) "Asset Disposition" shall mean any transfer, conveyance, sale, lease or other disposition by the Corporation or any of its subsidiaries (including a consolidation or merger or other sale of any such subsidiary with, into or to another Person in a transaction in which such subsidiary ceases to be a subsidiary, but excluding a disposition by a subsidiary of such Person to such Person or a wholly owned subsidiary of such Person or by such Person to a wholly owned subsidiary of such Person, and excluding the creation of a lien, pledge or security interest) of (i) shares of capital stock (other than directors' qualifying shares) or other ownership interests of a subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business, in any case where the consideration received by such Person or a subsidiary of such Person or the fair market value of the assets subject to such disposition exceeds $1 million.

             (G) "Debt" shall mean (without duplication), whether recourse is to all or a portion of the assets of the Corporation or any of its subsidiaries, and whether or not contingent, (i) every obligation of the Corporation or any of its subsidiaries for money borrowed, (ii) every obligation of the Corporation or any of its subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of the Corporation or any of its subsidiaries with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the

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        Corporation or any of its subsidiaries, (iv) every obligation of the
        Corporation or any of its subsidiaries issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of the Corporation or any of its subsidiaries, (vi) Attributable Debt of the Corporation or any of its subsidiaries, (vii) the maximum fixed redemption or repurchase price of Redeemable Stock (other than Series A Preferred Stock) of the Corporation or any of its subsidiaries at the time of determination,
        (viii) every obligation of the Corporation or any of its subsidiaries secured by a lien on any asset of the Corporation or any of its subsidiaries (whether or not such obligation is assumed by the Corporation or any of its subsidiaries); provided, however, that, unless such Debt constitutes Debt of the referent Person pursuant to any other clause of this definition, the amount of such Debt shall be the lesser of (A) the fair market value of such asset and (B) the amount of such Debt, and (ix) every obligation of the type referred to in clauses (i) through (viii) of the Corporation or any of its subsidiaries and all dividends of the Corporation or any of its subsidiaries the payment of which, in either case, the Corporation has guaranteed or for which the Corporation is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise and provided further that none of the following shall constitute Debt: (i) guarantees by subsidiaries of Debt under any bank credit facility incurred by the Corporation; (ii) Debt owed by the Corporation to any wholly owned subsidiary of the Corporation or owed by any wholly owned subsidiary of the Corporation to the Corporation or any other wholly owned subsidiary of the Corporation (but only so long as such Debt is held by the Corporation or such wholly owned subsidiary); (iii) debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two business days of its incurrence; and (iv) renewals of guarantees permitted by clause (i) above.

             For purposes of determining any particular amount of Debt under this covenant, guarantees of (or obligations with respect to letters of credit supporting) Debt otherwise included in the determination of such amount shall not also be included. For the purpose of determining compliance with this covenant, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Corporation, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses; and (B) the amount of Debt issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

             (H) "Attributable Debt" in respect of a sale and leaseback transaction shall mean, at the time of determination the present value (discounted at the interest rate implicit in the lease, compounded semiannually) of the obligation of the lessee of the property subject to such sale and leaseback transaction for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

             (I) "Person" shall mean an individual, partnership, corporation, trust, unincorporated organization or other business entity, and a government or agency or political subdivision thereof.

             (J) "Refinancing Debt" shall mean (i) any Debt of the Corporation that renews, refunds or extends any outstanding Debt of the Corporation or a subsidiary of the Corporation which Debt was incurred in compliance with this Certificate of Designation, and (ii) any Debt of a subsidiary of the Corporation that renews, refunds or extends any Debt of such Subsidiary which Debt was incurred in compliance with this Certificate of Designation in the case of both clauses (i) and (ii) in an amount not to exceed the outstanding principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the debt

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

        refinanced or the amount of any premium reasonably determined by the Corporation as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Corporation incurred in connection with such refinancing.

     (c) Means of Voting. The rights of the holders of Series B Junior Convertible Preferred Stock under this Section 4 may be exercised (i) at a meeting of the holders of shares of such Series B Junior Convertible Preferred Stock, called for the purpose by the Corporation; or (ii) by written consent signed by the holders of the requisite percentage of the then outstanding shares of the Series B Junior Convertible Preferred Stock, delivered to the Secretary or Assistant Secretary of the Corporation. Except to the extent otherwise provided herein or to the extent that holders of a majority of the Series B Junior Convertible Preferred Stock decide otherwise, any meeting of the holders of Series B Junior Convertible Preferred Stock shall be conducted in accordance with the provisions of the By-Laws of the Corporation applicable to meetings of stockholders. In the event of a conflict or inconsistency between the By-Laws of the Corporation and any term of this Certificate of Designation, including, but not limited to this Section 4, the terms of this Certificate of Designation shall prevail.

5. CONVERSION

     Subject to and upon the approval of this Section 5 by the holders of the Common Stock, Shares of Series B Junior Convertible Preferred Stock may be converted into shares of Common Stock, on the terms and conditions set forth in this Section 5.

     (a) Optional Conversion. Beginning on each of September 1, 1997, December 1, 1997, March 1, 1998, and June 1, 1998 (each such date, a "Conversion Date"), each holder that was issued Series B Junior Convertible Preferred Stock on the Initial Issuance Date or upon conversion of the Corporation's Common Stock Equivalent Preferred Stock (or, in either case, such holder's permitted transferees) shall have right, at any time and from time to time thereafter, to convert up to 25% of that number of shares of Series B Junior Convertible Preferred Stock so issued to such holder plus shares of Series B Junior Convertible Preferred Stock issued as dividends on such shares (and as dividends on such dividends) into that number of shares of Common Stock equal to the Stated Value of the shares converted divided by the Conversion Price on the respective Conversion Date, subject to adjustment as provided in Section 5(h). In the event the Corporation delivers a notice of redemption of Series B Junior Convertible Preferred Stock pursuant to Section 6(c) below, a holder of the Series B Junior Convertible Preferred Stock may elect, by written notice delivered within 15 business days after receipt of the notice of redemption, to convert any or all shares of Series B Junior Convertible Preferred Stock which are subject to the notice of redemption and are convertible on the date notice is deemed given under Section 5(h).

     (b) Conversion Price. The Conversion Price of the shares of Series B Junior Convertible Preferred Stock convertible on each Conversion Date shall be the average of the Closing Prices of the Common Stock of the Corporation for the 10 Trading Days prior to each such Conversion Date. For purposes of this Certificate of Designation:

          (i) the term "Closing Price," on any Trading Day, shall mean the last reported sale price, or in case no such sale takes place on such day, the average of the closing bid and asked prices, for the Common Stock.

          (ii) the term "Trading Day" shall mean (A) a day on which the Common Stock is traded on the principal stock exchange on which the Common Stock has been listed, or (B) if the Common Stock is not listed on any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the Nasdaq National Market System, or (C) if the Common Stock is not listed on any stock exchange or traded on the Nasdaq National Market System, a day on which the Common Stock is traded in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

     (c) Common Stock. The Common Stock to be issued upon conversion hereunder shall be fully paid and nonassessable.

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

     (d) Procedures for Conversion. (i) In order to convert shares of Series B Junior Convertible Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed for transfer, at any time during normal business hours, to the Corporation at its principal or at such other office or agency then maintained by it for such purpose (the "Payment Office"), accompanied (or preceded as required by Section 5(a)) by written notice to the Corporation of such holder's election to convert and (if so required by the Corporation or any conversion agent) by an instrument of transfer, in form reasonably satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or by his duly authorized attorney, and any cash payment required pursuant to Section 5(d)(iii). As promptly as practicable after the surrender for conversion of any share of the Series B Junior Convertible Preferred Stock in the manner provided in the preceding sentence, and the payment in cash of any amount required by the provisions of Section 5(d)(iii), but in any event within three Trading Days of such surrender for payment, the Corporation will deliver or cause to be delivered at the Payment Office to or upon the written order of the holder of such shares, certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares in proper order for conversion, and all rights of the holder of such share as a holder of such shares shall cease at such time and the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened.

          (ii) The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of Series B Junior Convertible Preferred Stock. At the Corporation's discretion, in the event the Corporation determines not to issue fractional shares, in lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price.

          (iii) The issuance of certificates for shares of Common Stock upon conversion shall be made without charge for any issue, stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of record of the shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

     (e) Reservation of Stock Issuable Upon Conversion. Subject to the approval of the holders of Common Stock of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Corporation to not less than 60,000,000 shares, the Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Junior Convertible Preferred Stock, 3,500,000 shares of Common Stock. If at any time the number of authorized and unissued shares of Common Stock that are reserved for issuance upon conversion of the shares of Series B Junior Convertible Preferred Stock, shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Junior Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, taking appropriate board action, recommending such an increase to the holders of Common Stock, holding shareholders meetings, soliciting votes and proxies in favor of such increase to obtain the requisite stockholder approval and upon such approval, the Corporation shall reserve and keep available such additional shares solely for the purpose of effecting the conversion of the shares of the Series B Junior Convertible Preferred Stock.

     (f) Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Junior Convertible Preferred Stock shall be deemed given five days after such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation, or the next business day after such notice is delivered to a recognized overnight courier service with next-business day delivery specified.

     (g) Reorganization, Merger or Sale of the Corporation.

          (i) Notwithstanding any other provision hereof, in case of (A) any reorganization or any reclassification of the capital stock of the Corporation or (B) any merger of the Corporation, that in any such case results in the Common Stock being converted into other securities or property, or the right to receive other securities or property, then provision shall be made so that, upon consummation of such reorganization, reclassification or merger, each share of Series B Junior Convertible Preferred Stock which was convertible into Common Stock on the Trading Day immediately prior to the initial announcement of the transaction or of a proposed transaction that ultimately resulted in the transaction, shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Junior Convertible Preferred Stock would have been entitled assuming conversion on such Trading Day. In any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Junior Convertible Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series B Junior Convertible Preferred Stock.

          (ii) In case of any merger, consolidation, reclassification or other similar reorganization, to the extent the Corporation is not the surviving entity, and the Corporation or the holders do not otherwise redeem or convert all outstanding shares of Series B Junior Convertible Preferred Stock, the Series B Junior Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of the surviving corporation having, in respect of the surviving corporation, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Junior Convertible Preferred Stock had immediately prior to such transaction.

     (h) Adjustments. The number of shares of Common Stock issuable upon conversion of shares of the Series B Junior Convertible Preferred Stock that are then outstanding and that prior to the relevant date have become convertible into Common Stock pursuant to Section 5(a) ("Then-Convertible Shares") shall be subject to adjustment from time to time as follows:

          (i) Stock Dividends; Stock Splits; Reverse Stock Splits. In case the Corporation shall (A) declare or pay a dividend on its outstanding Common Stock in shares of Common Stock or make a distribution to all holders of its outstanding Common Stock in shares of Common Stock, (B) subdivide or reclassify its outstanding Common Stock, or (C) combine its outstanding Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of each Then-Convertible Share that was convertible immediately prior to the record date for such dividend or combination or the effective date of such subdivision or reclassification shall be adjusted so that the holder of each such share shall thereafter be entitled to receive the kind and number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such share been converted in full immediately prior to the happening of such event or any record date with respect thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, the number of shares of Common Stock issuable upon conversion of each such share shall be subject to further adjustments under this Section 5(h). An adjustment made pursuant to this Section 5(h)(i) shall become effective at the record date, if any, for such event.

          (ii) Distributions to Stockholders. In case the Corporation shall issue to holders of its Common Stock rights, options, warrants or convertible or exchangeable securities (collectively, the "rights") entitling them to subscribe for or purchase Common Stock at a price per share of Common Stock (determined by dividing (A) the total amount receivable by the Corporation in consideration of the issuance of such rights plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such rights) that is lower than the Current Market Price per share of Common Stock in effect immediately prior to such issuance, then the number of shares of Common Stock issuable upon conversion of all Then-Convertible Shares shall be increased in a manner determined by multiplying the number of shares of Common Stock theretofore issuable upon the conversion of all Then-Convertible Shares by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights plus the number of shares of Common Stock which the aggregate consideration to be received by the Corporation in connection with such issuance (as defined in the following sentence) would purchase at the then Current Market Price per share of Common Stock. For purposes of this Section 5(h), the "Current Market Price" per share of Common Stock for any date shall mean average of the Closing Prices of the Common Stock for the 10 Trading Days prior to such date. For purposes of this Section 5(h)(ii), the "aggregate consideration to be received by the Corporation" in connection with any issuance of such rights shall be deemed to be the consideration received by the Corporation for such rights plus any consideration or premiums stated in such rights to be paid for the shares of Common Stock covered thereby. Any increase of the number of shares of Common Stock issuable upon exercise of all Then-Convertible Shares made pursuant to this
     Section 5.02(b) shall be allocated among such Then-Convertible Shares on a pro rata basis.

          (iii) Issuance of Common Stock at Lower Values. In case the Corporation shall, in a transaction to which Section 5(h)(i) is inapplicable (and, in any event, other than upon conversion of Series A Preferred Stock, Series B Junior Convertible Preferred Stock or the Corporation's Common Stock Equivalent Convertible Preferred Stock, or upon exercise of any warrants or employee stock options that were outstanding on the Initial Issuance Date or pursuant to contractual commitments to which the Corporation was bound on the Initial Issuance Date), issue or sell shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, at a price per share of Common Stock (determined, in the case of rights, options, warrants or convertible or exchangeable securities, by dividing (A) the total amount receivable by the Corporation in consideration of the issuance and sale of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) that is lower (at the date of such sale or issuance) than the Current Market Price per share of Common Stock in effect immediately prior to such sale or issuance or for no consideration, then in each case the number of shares of Common Stock thereafter issuable upon the conversion of the Then-Convertible Shares shall be increased in a manner determined by multiplying the number of shares of Common Stock theretofore issuable upon the conversion of all Then-Convertible Shares by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the sale or issuance, plus the number of additional shares of Common Stock offered for subscription or purchase or to be issued upon conversion or exchange of such convertible or exchangeable securities, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the sale or issuance plus the number of shares of Common Stock which the aggregate consideration to be received by the Corporation (as defined in the following paragraph) in connection with such sale or issuance would purchase at the then Current Market Price per share of Common Stock.

          For the purpose of such adjustments the "aggregate consideration to be received by the Corporation" therefor shall be deemed to be the consideration received by the Corporation for such rights, options, warrants or convertible or exchangeable securities plus any consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock covered thereby.

          In case the Corporation shall issue or sell shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Corporation for purposes of Sections 5(h)(ii) and 5(h)(iii), the Board of Directors of the Corporation shall determine, in good faith, the fair value of such property. In case the Corporation shall issue and sell rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, together with one or more other securities as part of a unit at a price per unit, then in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Corporation for purposes of Sections 5(h)(ii) and 5(h)(iii), the Board of Directors of the Corporation shall determine, in good faith, the fair value of the rights, options, warrants or convertible or exchangeable securities then being sold as part of such unit.

          Any increase of the number of shares of Common Stock issuable upon conversion of Then-Convertible Shares made pursuant to this Section 5(h)(iii) shall be allocated among such Then-Convertible Shares on a pro rata basis.

          (iv) Expiration of Rights, Options and Conversion Privileges. Upon the expiration of any rights, options, warrants or conversion or exchange rights that have previously resulted in an adjustment under this Section 5(h), if any thereof shall not have been exercised, the number of shares of Common Stock issuable upon conversion of Then-Convertible Shares shall be readjusted and shall thereafter, upon any future exercise, be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; provided that no such readjustment shall have the effect of decreasing the number of shares issuable upon conversion of Then-Convertible Shares by a number that is in excess of the amount or number of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights or shall have the effect of decreasing the number of shares of Common Stock that have been issued upon conversion of any shares of Series B Junior Convertible Stock prior to the date of such readjustment.

          (v) De minimis Adjustments. No adjustment in the number of shares of Common Stock issuable under any Then-Convertible Shares shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock purchasable upon a conversion of Then-Convertible Shares; provided, that any adjustments which by reason of this Section 5(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

          (vi) Notice of Adjustment. Whenever the number of shares of Common Stock or other stock or property issuable upon the conversion of Then-Convertible Shares is adjusted, as herein provided, the Corporation shall deliver to the holders thereof a certificate of a firm of independent public accountants selected by the Board of Directors of the Corporation (who may be the regular accountants employed by the Corporation) setting forth the number of shares of Common Stock or other stock or property issuable upon the conversion of each Then-Convertible Share after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made and shall promptly mail by first class mail, postage prepaid, to each holder notice of such adjustment or adjustments.

6. OPTIONAL REDEMPTION

     (a) Redemption Price. The Corporation, at its sole option, may redeem shares of the Series B Junior Convertible Preferred Stock, in whole or part, for cash, at any time or from time to time, for a redemption price per share equal to the sum of the Stated Value and any accrued and unpaid dividends on such shares.

     (b) Selection of Shares to be Redeemed. If fewer than all of the outstanding shares of the Series B Junior Convertible Preferred Stock are to be called for redemption, such redemption of Series B Junior Convertible Preferred Stock will apply to shares of Series B Junior Convertible Preferred Stock in the order they became or will become convertible pursuant to Section 5(a), i.e., if the Corporation redeems 50% of the outstanding shares of Series B Junior Convertible Preferred Stock, then the remaining shares of Series B Junior Convertible Preferred Stock would not become convertible until the third and fourth Conversion Dates (March 1, 1998 and June 1, 1998). If following a notice of redemption pursuant to Section 6(c), holders exercise their right to convert shares of Series B Junior Convertible Preferred Stock pursuant to Section 5(a), then the Corporation may elect to redeem only those shares to be called for redemption that have not been converted or may elect to redeem the full number of shares called for redemption, subject to the order of redemption set forth in the preceding sentence. Subject to the foregoing, the number of shares of Series B Junior Convertible Preferred Stock called for redemption shall be redeemed ratably from each holder of Series B Junior Convertible Preferred Stock proportionate to the amount of Series B Junior Convertible Preferred Stock held by each holder after giving effect to any conversion pursuant to Section 5(a).

     (c) Notice of Redemptions. Notice of redemptions shall be given by first class mail, postage prepaid, mailed not less than 20 nor more than 60 business days prior to the redemption date or, if such notice period is not feasible in connection with a transaction described in Section 5(g), such notice period as is practicable in the circumstances, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Series B Junior Convertible Preferred Stock to be redeemed and, if fewer than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (iv) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and (v) if applicable, that the right to convert Series B Junior Convertible Preferred Stock pursuant to Section 5 will expire unless exercised within 15 business days after receipt of the notice of redemption.

     (d) Cessation of Dividends on Shares Redeemed. Notice having been mailed as stated in subsection (c) above, from and after the close of business on the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of the Series B Junior Convertible Preferred Stock redeemed shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     (e) Status of Redeemed or Converted Shares. Upon redemption or conversion, any shares of the Series B Junior Convertible Preferred Stock which have been so redeemed or converted shall be retired and thereafter have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.

7. MANDATORY REDEMPTION.

     On        , 2009 (the "Final Redemption Date")(1), the Corporation shall redeem from any source of funds legally available therefor, in the manner provided in Section 6(c) above, all of the shares of the Series B Junior Convertible Preferred Stock then outstanding at a redemption price equal to the Stated Value per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Final Redemption Date.

8. PREEMPTIVE RIGHTS.

     No shares of Series B Junior Convertible Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.
---------------

(1) [Twelfth anniversary of the Initial Issuance Date]